Exhibit 99.1

1-800-FLOWERS.COM, Inc. Announces Amended and Restated Bank Credit
Facility; Company Prepays $12 Million, Reducing Term Loans to $60 Million

CARLE PLACE, N.Y.--(BUSINESS WIRE)--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today announced that on April 16, 2010, it entered into an amended and restated credit agreement with a syndicate of banks and other financial institutions led by JPMorgan Chase Bank, N.A. The new credit facility includes a prepayment of $12 million which reduces the Company’s outstanding term loan debt to $60 million. In addition, the amended and restated agreement reduces the Company’s revolving credit line from a previous commitment of $125 million (seasonally adjusted to $75 million) to a commitment of $75 million (seasonally adjusted to $40). The Company currently has zero borrowings under the revolving credit line and believes that the credit line, together with cash flows from operations, will be more than sufficient to fund its working capital requirements going forward.

The amended and restated credit facility also revises certain financial and non-financial covenants, providing additional flexibility going forward. Under the terms of the amended and restated agreement, the interest rate the Company will pay on the outstanding portion of its term debt and revolver is LIBOR plus a range of 300 to 400 basis points based on the Company’s leverage ratio. The initial interest rate on its current term debt of $60 million will be LIBOR + 350 basis points. The Company anticipates that the spread over LIBOR will decline as it reduces its borrowings through regularly scheduled quarterly debt payments. All borrowings under the credit facility are guaranteed by the material subsidiaries of the Company and secured by the assets and stock of its subsidiaries.

Jim McCann, CEO, said, “We are very pleased that, despite the challenging economy, our business continues to generate strong cash flows enabling us to aggressively reduce our debt. These cash flows, combined with the proceeds from the sale of our Home and Children’s Gift division in January, have enabled us to pay down approximately $70 million on our term debt over the past 18 months and further strengthen our balance sheet. Importantly, while we have been reducing our debt, we have also continued to invest and innovate to achieve future growth as evidenced by the successful launch of our new 1-800-Baskets.com brand and our industry-leading initiatives in mobile commerce.”

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the company’s control that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, balloons and plush stuffed animals perfect for every occasion. As always, 100% satisfaction is guaranteed. 1-800-FLOWERS.COM earned the 2009 Gold Award in the Online Flower Delivery category from TopTenREVIEWS; the Company’s Mobile Flower & Gift Center was named winner of the RIS (Retail Info Systems) 2010 Mobile App of the Year Award in the “Best Shopping” category and the Company was recognized by Computerworld magazine as a Premier 100 IT Leader for 2010. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); wine gifts from The Winetasting NetworkSM (www.winetasting.com) and Geerlings&WadeSM (www.geerwade.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) as well as Celebrations® (www.celebrations.com), a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor Contact:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media Contact:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com